Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of SOAR Technology Acquisition Corp. (“the Company”) on Amendment No. 4 to Form S-1 (File No. 333-253273) of our report dated February 18, 2021, except for the discussions regarding accounting for warrants in Note 2 as to which the date is May 17, 2021, and except for the second paragraph of Note 8, to which the date is September 1, 2021 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of SOAR Technology Acquisition Corp. as of February 5, 2021 and for the period from January 29, 2021 (commencement of operations) through February 5, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

September 1, 2021